EXHIBIT 10.1

                              ACQUISITION AGREEMENT
                              ---------------------



         THIS ACQUISITION OF SHARES AGREEMENT (the "Agreement") is entered into on the 3th day of February, 2004,

BETWEEN

         AVIC Technologies Ltd., a Delaware corporation headquartered at 447 St.Francis-Xavier St. Montreal, Quebec H2Y 2T1 (hereinafter "AVIC" or the "Company"), and as represented by its President, Mr. Victor Sun

AND

         A number of shareholders, as named and listed in APPENDIX A of this Agreement, (hereinafter the "Seller" or "EDR Shareholders"), who together own 100% of the common shares of East Delta Resources Corp, a Delaware corporation headquartered 1941 New York Ave. Brooklyn, NY 11210, hereinafter ("EDR").


                                    RECITALS

         WHEREAS, the Seller is the owner of 100% of the common shares of EDR,

         WHEREAS, EDR is a company with 5,683,125 common shares issued and outstanding and has various precious metal mining prospects in China,

         WHEREAS, AVIC is a shell company, incorporated in the State of Delaware, with 15,221,000 common shares issued and outstanding and is seeking new business ventures

         WHEREAS, the respective boards of directors of AVIC and EDR deem it advisable and in the best interests of all parties that AVIC acquire 100% of all shares of EDR pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:




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                                    ARTICLE I

                              TERMS AND CONDITIONS
                               OF THE ACQUISITION

1.1 Currency. All cash amounts in this Agreement are expressed in the currency of the United States of America (USD).

1.2 Sale of EDR. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to EDR 100% of all the common and voting shares of EDR (hereinafter, the "Sale").

1.3 Merger. EDR shall be merged into AVIC and AVIC shall be renamed East Delta Resources Corp.

1.4 Sale Consideration. In consideration of the Sale, AVIC shall issue to the Seller five shares of common stock of AVIC for each one common share of EDR for an aggregate of twenty-eight million, four hundred fifteen thousand and six hundred and twenty-five (28,415,625) of the Company (hereinafter the "Shares").

1.5 Directors of AVIC. The directors AVIC immediately after the Signing of this Agreement shall be the directors designated on Schedule 1.5 hereto. Such directors and officers shall serve until their successors shall have been duly elected, appointed and/or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.

1.6 EDR's Commitments. AVIC and its management shall honor and abide by all commitments, contracts, and agreements entered into between EDR and any other third parties. EDR shall provide copies of all such contract and agreements by February 20, 2004.

1.7 Pooling Agreement. To afford an orderly and fair liquidation of the 28,415,625 common shares of EDR they are to receive under this Agreement, the Seller shall agree to enter into a three-year "Pooling Agreement", whose major conditions are as listed in attached Appendix "B", and hereby appoint Mr. Victor Sun as the Administrator of this "Pooling Agreement".

1.8 Shareholders Approval. This Agreement is subject to the approval of a majority of the voting shares of AVIC not affiliated with Mr. Victor Sun.

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                                   ARTICLE II

                               POST-SIGNING TERMS

2.1 Reverse Split. AVIC shall, within 60 days of the closing, undertake all necessary steps to reverse split its common shares in a ratio ranging from one new share for three to five old shares (1:3 to 1:5). The final split ratio to be decided by the Board of Directors of AVIC.

2.2 Closing. The closing of this Agreement is subject to all required regulatory approvals and in no event shall be later than April 30, 2004.

2.3 SEC Filings. AVIC shall immediately undertake all necessary steps to file a Schedule 14C with regards to shareholder approval for the Acquisition, Name change and Reverse split of the common stock.



                                   ARTICLE III

                             SELLER REPRESENTATIONS


3.1      The Seller warrants and represents the following:

         (a) That EDR is the sole owner of Amingo Resources Inc., ("Amingo"), a Canadian corporation.

         (b) That Amingo has obtained a license from the requisite local authorities to enter into a Joint Venture with the appropriate local authorities in Jinping County (the "County") situated in southeastern portion of Guizhou province, China, to explore for gold in the County.

         (c) That Amingo now has an option to extract gold from a property (the "Bake-Jiaoyun") within the County that covers 72 square kilometers in the County, situated, approximately 255 km. east Guiyang city (the capital city of Guizhou province).

         (d) The minimum potential for gold mined from the aforementioned property as has been determined to date and confirmed by an independent Canadian geologist (GeoConsulting Technical Services) whose report is summarized and given in the attached Exhibit.





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                                   ARTICLE IV

                                  MISCELLANEOUS

4.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto shall be in writing and delivered personally, by facsimile transmission or telex, or sent by commercial overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

                  If to the Seller          East Delta Resources Corp.
                                            1941 New York Ave.
                                            Brooklyn, NY 11210
                                            Facsimile:  (718) 377-6999

                  If to AVIC,               AVIC Technologies Ltd.
                                            447 St-Francois Xavier Street
                                            Montreal, Quebec, H2Y 2T1 Canada
                                            Facsimile:  (450) 923-8359


4.2      Les parties ont convenu que le present contrat soit ecrit en anglais.

4.3 The parties agree that this Agreement be written in the English language.



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                                 SIGNATURE PAGE
                                 --------------


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.



AVIC Technologies Ltd.
----------------------


By:
   -----------------------------------
    Victor I.H. Sun P.Eng., President





Seller
------

By:                                        By:
   -----------------------------              -----------------------------
    Dr. Huan Zhang Lu                         Mr. Lewis Lu


By:                                        By:
   -----------------------------              -----------------------------
   Mr.  Victor  I. H. Sun                     Chou Mei Yueh


By:
   -----------------------------
   David Amsel, President (EDR)


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                                   APPENDIX A
                                   ----------


                         EDR Shareholders (the "Seller")



         Name                           Number of shares in EDR         %
         -----                          -----------------------         -

Dr. Huan Zhang Lu                            1,339,000                23.6
Lewis Lu                                     1,080,500                19.0
Victor I. H. Sun                             1,080,500                19.0
Chou Mei Yueh                                1,683,125                29.6
David Amsel                                    500,000                 8.8


                           Total:            5,683,125







                                  Schedule 1.5
                                  ------------

                         Directors of AVIC - Post Merger


Louis Ladouceur

Victor I.H. Sun




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                                   APPENDIX B


                      Main Conditions of Pooling Agreement


1. All common shares of AVIC as issued to the Seller under the Agreement are be controlled by the Pooling Agreement (the "PA").

2.       The PA shall be for a maximum of three years.

3. All Shares under the PA are restricted (non-transferable/non-saleable) for the greater of one year or until the commencement of revenues from mining operations on properties exploited by EDR.

4. When shares become free-able, all such freed shares are placed into accounts in the name of each shareholder but at the same brokerage firm. The brokerage firm to be used shall be chosen by the Administrator.

5. If a shareholder wishes to sell some shares he must inform the Administrator of his desire to do so by fax, selecting the price at which they are to be sold, specify if the order is "all or none" or otherwise, and if there is a time limit to the order, e.g.. day order or GTC.

6. To prevent undue downward pressure on the stock price, the shares cannot be sold for a price that is less than yesterday's closing bid price, nor can more than 2,000 shares be sold per day.

7. Should market conditions permit, the Administrator can over-ride limits as given in the previous paragraph.

8. If at any time AVIC undertakes a substantive IPO, the shareholders may petition the Board of Directors of AVIC to release some or all the shares subject to the PA.



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